Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) sets forth the terms of the agreement between The Bank of the Pacific (“the Bank”) and Philippe Swaab (“Swaab”) relating to Swaab’s employment with and separation of employment from the Bank.

WHEREAS, the Bank and Swaab entered into that certain Employment Agreement dated December 20, 2005 (the “Employment Agreement”), a copy of which is attached hereto as Exhibit A.

WHEREAS, pursuant to the terms and conditions of the Employment Agreement, in March 2007 Swaab gave notice of his voluntarily resignation from his employment with the Bank, effective June 2, 2007.

WHEREAS, the Bank and Swaab disagree as to the relative rights and responsibilities under the Employment Agreement.

WHEREAS, Swaab has been awarded stock options by the Bank (the “Stock Options”) providing Swaab the right to purchase common stock of the Bank at various different vesting dates and purchase prices; Swaab has previously exercised his right to purchase with regard to some of the vested stock options; and Swaab continues to have some additional remaining vested stock options and the right to exercise the vested options post-termination pursuant to the terms and conditions set for in the individual Grants and the Bank’s Plan.

WHEREAS, in settlement of their disagreement and as consideration for the promises and covenants contained herein parties agree as follows.

1.     Effective Date: The effective date of Swaab’s voluntary resignation is changed from June 2, 2007 to April 16, 2007.

2.            Payment to Swaab: Upon execution of this Agreement, the Bank will pay Swaab a total of $175,250 (the “Payment”), as follows:

(a)          the sum of $59,646 in wages, less all lawful deductions including taxes, and which will be reported as income to Swaab on a W-2 form; and

(b)          the sum of $115,604, in the form of general damages, no part of which constitutes wages, back pay, front pay, or other remuneration for services, and which will be reported as income to Swaab on IRS Form 1099.

3.            Method of Payment: On April 17, 2007, the Bank will have checks in the appropriate amounts ready for pick-up by Swaab at the Bellingham Branch of the Bank after Swaab has provided the Bank with an executed Agreement.

4.            Termination of Employment Agreement: The Employment Agreement is hereby mutually terminated and rescinded and is of no further force or effect.

5.            No Effect on Stock Options: Nothing in this Agreement will affect either party’s rights or obligations under the Stock Options.

6.            Medical Coverage: Swaab and his family’s medical coverage will continue in full force and effect through May 1, 2007 at no additional cost to Swaab.

7.            Mutual Release of All Claims: This release and waiver shall apply to claims related to Swaab’s employment with the Bank or termination of Swaab’s employment with the Bank that the Bank may have against Swaab, or that Swaab may have against the Bank and its parents, subsidiaries, affiliates, successors, and assigns and their current and former officers, directors, employees, agents, representatives, attorneys, successors and assigns, and any other entity that may be related to the Bank through ownership, partnership, or similar arrangement (collectively referred to as “Bank Releasees”). The parties release and discharge each other from any and all claims or charges or suits of whatever nature they have or may have against any of them, including without limitation, any and all claims, known or unknown, arising from Swaab’s employment or termination of employment with the Bank, including, but not limited to claims under any Federal, State, or Local law, regulation, or order, or in tort or in contract or otherwise. The parties further agree that they will not commence any lawsuits with regard to any claims, known or unknown, arising out of Swaab’s employment or termination of employment. This release and waiver and the promise not to sue shall be binding on the Bank and on Swaab, Swaab’s executors, administrators, heirs, and assigns. This release and waiver does not apply to any claims that may arise after this Agreement is executed or for any claim or action to enforce any term of this Agreement..

8.            Nondisparagement clause: The parties further agree that, in addition to whatever common law obligations they have, the Bank, its Board of Directors or Executive Officers, and Swaab will not say or do anything that portrays the other party in a negative light or disclose any sensitive information pertaining to the other party to any other person or source, except as required by law.

9.            Confidential Agreement. Swaab may discuss the terms of this Agreement with his spouse, attorney, and/or accountant, provided that Swaab also informs such person that this Agreement is subject to a confidentiality provision. Swaab agrees that, except as required by applicable Federal, State, or Local law, Swaab and his spouse, attorney, and/or accountant, will maintain the confidentiality of this Agreement and make no voluntary statement or take any other action that might reasonably be expected to result in disclosure of, or any publicity concerning, the terms hereof or the consideration paid Swaab by the Bank. Likewise, the Bank may discuss the terms of this Agreement with its, attorneys, and/or accountants, provided that the Bank also informs such person that this Agreement is subject to a confidentiality provision. The Bank agrees that, except as required by applicable Federal, State, or Local law, the Bank, its attorneys, and/or accountants, will maintain the confidentiality of this Agreement and make no voluntary statement or take any other action that might reasonably be expected to result in disclosure of, or any publicity concerning, the terms hereof or the consideration paid Swaab by the Bank

10.          Confidential materials, information, etc. Swaab agrees that he will not divulge, communicate, use to the detriment of the Bank, or for the benefit of any other business, firm, person, limited liability company, partnership, or corporation, or otherwise misuse, any, data, trade secrets, marketing strategies, computer programs, technical data, customer/potential customer lists or personnel information of the Bank (the “Confidential Information”). Swaab acknowledges that any such Confidential Information he may have acquired was received in confidence and as a fiduciary of the Bank. Swaab further agrees that upon the termination of employment Swaab will not take with him (without the Bank’s prior written consent) and will surrender to the Bank, any Confidential Information including any record, list, drawing, specification or other document, data or property of the Bank, together with any copy or reproduction thereof, mechanical or otherwise, which is of a confidential nature relating to the Bank, or which was obtained by Swaab or entrusted to him during the course of employment. The term Confidential Information does not include information within the personal knowledge of Swaab relating to past, present or potential customers of the Bank.

11.          Prohibition on Whatcom County or Skagit County Full-Service Retail Bank Branch or Office: Swaab agrees that through December 31, 2007, he will not establish or operate in Whatcom County or Skagit County any full-service banking branch or an office with a staff of more than three, including Swaab, whether on his own behalf or on behalf of any business, firm, person, limited liability company, partnership, or corporation.

12.          No Prohibition on Conducting Business: Nothing in this Agreement , including but not limited to the provisions of paragraph 10 and 11, shall prohibit or limit Swaab from hereafter conducting business in Whatcom or Skagit County (either on his own behalf or on behalf of a business, firm, person, limited liability company, partnership, or corporation) with any person, firm or entity, including but not limited to any person, firm or entity for which he performed services as an employee of the Bank.

13.          Swaab’s Acknowledgment: Swaab’s signature below indicates Swaab’s acknowledgment and agreement that he has read this Agreement, that he understands its terms, that he enters into it freely and voluntarily, that he has been hereby advised by the Bank to consult with an attorney of his choice prior to executing this Agreement, and that he has had a reasonable amount of time in which to review and consider this Agreement.

14.          No Representation - Taxability of Payments: Swaab expressly acknowledges that neither the Bank, nor its attorneys, warrants or represents the taxability or nontaxability of the sums paid to Swaab pursuant to this Agreement. Responsibility for taxability or nontaxability of the payment, and payment of any and all taxes or penalties that may be imposed as a result of the payments, are solely the responsibility of Swaab, except that the Bank will be responsible for the normal and regular employer payroll taxes. Swaab shall indemnify and hold harmless, and shall repay, the Bank for the full amount of any such taxes, assessments, interest, and penalties that the Bank is assessed as a result of the payments described above, and shall further pay the Bank its attorneys’ fees incurred in enforcing its rights to indemnify, whether or not a claim is filed.

15.          Invalidity: The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision, which shall remain in full force and effect.

16.          Jurisdiction and Venue: This Agreement shall be governed by, and interpreted under and in accordance with the laws of the State of Washington. The breach of any promise in this Agreement by any party shall not invalidate this Agreement or the release it provides for, and shall not be a defense to the enforcement of this Agreement against any party. Venue for enforcement of any terms of this Agreement shall be in Whatcom County Superior Court for the State of Washington.

17.          Adequate Consideration: Swaab and the Bank agree that the promises and covenants contained herein provide adequate consideration to each party in this Agreement.

18.          Notices: All notices, demands, requests, consents and approvals which may, or are required to be given by any party to any other party hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally, sent by facsimile, sent by a nationally recognized overnight delivery service, or if deposited in the United States mail and sent by registered or certified mail, return receipt requested, postage prepaid to:

The Bank:	The Bank of the Pacific ATTN: Dennis A. Long 300 East market P.O. Box 1826 Aberdeen, WA 98520
Swaab:	Phil Swaab

or to such other address as the foregoing parties hereto may from time-to-time designate in writing and deliver in a like manner. All notices shall be deemed complete upon actual receipt or refusal to accept delivery. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission shall be the same as delivery of an original document.

19.          Entire Agreement: The Bank and Swaab agree that this Agreement, including the recitals and the exhibit hereto, constitutes the entire understanding and agreement of the parties about the matters covered here, that it cannot be modified except by a written amendment executed by the Bank and Swaab, and that this Agreement does not constitute an admission or concession by the Bank or Swaab of any fact for any purpose.

20.          Counterparts: This Agreement may be executed in counterparts, all of which shall be deemed originals and with the same effect as if all parties had signed the same document. All of such counterparts shall be construed together with and shall constitute one agreement, but in making proof, it shall only be necessary to produce one such counterpart. For the purposes of this Agreement, a facsimile or PDF copy of a signature shall be construed to be an original..

Swaab represents and acknowledges that he has (i) read this Separation and Release Agreement; (ii) that he has been given a reasonable amount of time in which to consider it and (iii) that he understands it fully and agrees to be bound by its terms and conditions.

AGREED TO: /s/ Philippe Swaab	AGREED TO: /s/ Dennis Long
Philippe Swaab	Dennis Long, on behalf of The Bank of the Pacific
April 17, 2007	4/17/2007
Date Signed by Mr. Swaab	Dated Signed by Mr. Long